April 12, 2011	EXHIBIT 99.1

Eagle Rock Announces Additional Crude Oil and Natural Gas Hedges

HOUSTON - Eagle Rock Energy Partners, L.P. (the “Partnership”) (NASDAQ: EROC) announced today that on April 7, 2011 it added to its commodity derivative portfolio by establishing hedges on a portion of its expected 2012, 2013 and 2014 Midstream volumes.  Specifically, the Partnership entered into the following crude oil and natural gas hedging transactions:

•	20,000 Bbl/mo WTI swap at $104.85/Bbl for the twelve month period ending December 31, 2013
•	45,000 Bbl/mo WTI swap at $102.45/Bbl for the twelve month period ending December 31, 2014
•	80,000 MMbtu/mo Henry Hub swap at $4.865/Mmbtu for the twelve month period ending December 31, 2012
•	105,000 MMbtu/mo Henry Hub swap at $5.30/Mmbtu for the twelve month period ending December 31, 2013

Details of the recent hedging transactions are included in the updated Commodity Hedging Overview presentation Eagle Rock posted today to its website. The latest presentation can be accessed by going to www.eaglerockenergy.com; select Investor Relations; then select Presentations.

About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties. Its corporate office is located in Houston, Texas.

Contacts:
Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations